Exhibit 99.1

Delphi Technologies reports third quarter results, announces cost reduction plan to accelerate profitable growth

•	Continued operational progress in Q3, despite challenging macro and industry dynamics

•	Updated outlook for 2019, reflecting ongoing industry and transitional headwinds

•	Restructuring plan targeting more than $150 million in pre-tax cost savings in 2022
LONDON, October 31, 2019 - Delphi Technologies PLC (NYSE: DLPH) (“Delphi Technologies” or the “Company”) today announced financial results for its third quarter 2019.
Q3 2019 results

	Revenue	Operating Income	Operating Income Margin	Net Income per Share - Diluted	Cash From Operations
GAAP	$1.0 B	$45 M	4.4%	$0.16	$59 M
vs. Q3 2018	(11)%	(44)%	(2.6) pts	(64)%	$5 M

	Adj. Revenue Growth	Adj. Operating Income	Adj. Operating Income Margin	Adj. Net Income per Share - Diluted
Non-GAAP	N/A	$71 M	6.9%	$0.56
vs. Q3 2018	(8)%	(34)%	(2.4) pts	(22)%

•
Revenue of $1.0 billion decreased 11% percent from the year-ago quarter. Adjusting for currency exchange, revenue decreased 8%. The decline was primarily due to lower global production, particularly in China, the downward trend in passenger car diesel fuel injection systems in Europe, and the closure of certain customer production sites in North America.

•	On a regional basis, adjusted revenue reflects decreases of 12% in Asia Pacific, 6% in Europe, 7% in North America, and 7% in South America.

•
Operating income was $45 million, compared to $81 million in the prior year period. Adjusted operating income was $71 million, compared to $108 million in the prior year period. The year-on-year decline in adjusted operating income was primarily due to unfavorable product mix, most notably between higher margin passenger car diesel fuel injection systems, and lower margin advanced gasoline direct injection fuel systems.

•
Quarterly earnings per diluted share of $0.16 represents a 64% decline from the year-ago quarter. Excluding special items, earnings per diluted share was $0.56, compared to $0.72 in the prior year period.

•
Cash flow from operating activities was $59 million, compared to $54 million in the prior year period. The year-on-year increase is primarily due to an improvement in working capital, offset by the decrease in net income.

CEO comment
“Consistent with our first half performance, our Q3 results were impacted by ongoing industry and macro headwinds,” said Richard F. Dauch, Chief Executive Officer of Delphi Technologies. “While we continue to make solid progress in a number of key operational and commercial areas, we must act with increased urgency to improve our financial performance. Today we have announced a fundamental transformation plan, which is a direct response to the major transitions and challenges our industry faces, consistent with our priority to realign and reshape Delphi Technologies for future profitable growth. This important and necessary step is expected to reduce our annualized costs by more than $150 million over the next three years, while significantly improving our free cash flow and return on invested capital. As a pioneer in propulsion technologies, we remain focused on investing to support our longer-term growth, executing on our strong business wins, and delivering on our vision to make vehicles drive cleaner, better and further.”

Cost reduction plan
Over the next three years, the Company plans to take a range of actions to reshape and realign its engineering footprint, as well as significantly reducing its overall cost structure, to accelerate its longer-term profitable growth.
In total, these actions are expected to result in restructuring costs of approximately $200 million through the end of 2022. The corresponding gross cost savings are expected to amount to more than $150 million in 2022, with approximately $50 million targeted in 2020.
The Company plans to utilize these savings to improve its overall operating margin, while continuing to invest in key technologies to support longer-term growth.
In addition, the Company expects the cost reduction plan to significantly improve its cash flow performance. Net of the restructuring costs referenced above, the Company expects the plan to deliver an approximately $300 million cash benefit through the end of 2023.
As a result of these plans, and its focus on improving cash flow performance, the Company is also suspending its existing $200 million share repurchase program.

Segment results

	Q3 2019	Q3 2018	% change	% FX adj(1)
	(in millions)
Net Sales
Powertrain Systems	$888	$1,017	(13)%	(10%)
Aftermarket	214	217	(1)%	2%
Eliminations and Other (2)	(69)	(75)
Net Sales	$1,033	$1,159

Operating Income
Powertrain Systems	$26	$66	(61)%
Aftermarket	19	15	27%
Operating Income	$45	$81

Adjusted Operating Income
Powertrain Systems	$49	$92	(47)%
Aftermarket	22	16	38%
Adjusted Operating Income	$71	$108

(1) On a constant currency basis, year-on-year.
(2) Eliminations and Other includes the elimination of inter-segment transactions.

Revised full year 2019 outlook (in millions, except per share amounts)

Revenue	$4,300 - $4,325
Adjusted operating income margin*	7.0% - 7.2%
Adjusted net income per share*	$2.25 - $2.35
Cash flow from operations	$235 - $250
Capital expenditures	$350 - $360
Adjusted effective tax rate*	~19%

*
The Company does not provide forward-looking operating income, net income per share or effective tax rate on a U.S. GAAP basis, or a quantitative reconciliation of these forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures, due to the difficulty in predicting with a reasonable degree of certainty extraordinary expenses that the Company may incur, or extraordinary benefits that the Company may realize, during the financial outlook period presented. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results during the financial outlook period presented.

Conference call and webcast
The Company will host a conference call to discuss these results at 8:30 a.m. (EDT) / 12:30 p.m. (GMT) today, which is accessible by dialing 866.761.8621 (US domestic) or +1 703.925.2612 (international) or through a webcast at http://ir.delphi.com. The conference ID number is 6645438. A slide presentation will accompany the prepared remarks and has been posted on the investor relations section of the Company’s website. A replay will be available two hours following the conference call.

Use of non-GAAP financial information
This press release contains information about Delphi Technologies’ financial results which are not presented in accordance with U.S. GAAP. Specifically, Adjusted Operating Income, Adjusted Net Income, Adjusted Net Income per Share and the Adjusted Effective Tax Rate are non-GAAP financial measures. Adjusted Operating Income represents net income before interest expense, other (expense) income, net, income tax expense, equity income, net of tax, restructuring, separation costs, asset impairments and pension charges. Adjusted Operating Income margin is defined as Adjusted Operating Income as a percentage of net sales.

Adjusted Net Income represents net income attributable to Delphi Technologies before restructuring and other special items, including the tax impact thereon. Adjusted Net Income per Share represents Adjusted Net Income divided by the weighted average number of diluted shares outstanding for the period. Adjusted Effective Tax Rate represents income tax expense less the income tax related to the adjustments noted above for Adjusted Net Income, divided by income before income taxes less adjustments.

In addition, this press release contains information about the Company’s adjusted revenue, which is presented on a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates that occurred between the comparative periods. Constant currency net sales results are calculated by translating current period net sales in local currency to the U.S. dollar amount by using the currency conversion rate for the prior comparative period. The Company consistently applies this approach to net sales for all countries where the functional currency is not the U.S. dollar. The Company believes that this presentation provides useful supplemental information regarding changes in our revenue that were not due to fluctuations in currency exchange rates and such information is consistent with how the Company assesses changes in its revenue between comparative periods.

Management believes the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the Company’s financial position, results of operations and liquidity. In particular, management believes Adjusted Operating Income, Adjusted Net Income and Adjusted Net Income per Share are useful measures in assessing the Company’s ongoing financial performance that, when reconciled to the corresponding U.S. GAAP measure, provide improved comparability between periods through the exclusion of certain items that management believes are not indicative of the Company’s core operating performance and that may obscure underlying business results and trends. Management also uses these non-GAAP financial measures for internal planning and forecasting purposes.

Such non-GAAP financial measures are reconciled to the most directly comparable U.S. GAAP financial measures in the attached supplemental schedules at the end of this press release. Non-GAAP measures should not be considered in isolation or as a substitute for the Company’s reported results prepared in accordance with U.S. GAAP and, as calculated, may not be comparable to other similarly titled measures of other companies.

Forward-looking statements
This press release, as well as other statements made by Delphi Technologies PLC, contain forward-looking statements that reflect, when made, the Company’s current views with respect to future events and financial performance and, in particular, the Company’s 2019 outlook.  Such forward-looking statements are subject to many risks, uncertainties and factors relating to the Company’s operations and business environment, which may cause the actual results of the Company to be materially different from any future results. All statements that address future operating, financial or business performance or the Company’s strategies or expectations are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “outlook” or “continue,” the negatives thereof and other comparable terminology. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: global and regional economic conditions, including conditions affecting the credit market and those resulting from the United Kingdom referendum held on June 23, 2016 in which voters approved an exit from the European Union, commonly referred to as “Brexit”;  risks inherent in operating as a global company, such as, fluctuations in interest rates and foreign currency exchange rates and economic, political and trade conditions around the world; the cyclical nature of automotive sales and production; the potential disruptions in the supply of and changes in the competitive environment for raw material integral to the Company’s products; the Company’s ability to maintain contracts that are critical to its operations; potential changes to beneficial free trade laws and regulations such as the North American Free Trade Agreement; the ability of the Company to achieve the intended benefits from its separation from its former parent or from acquisitions the Company may make; the ability of the Company to attract, motivate and/or retain key executives; the ability of the Company to avoid or continue to operate during a strike, or partial work stoppage or slow down by any of its unionized employees or those of its principal customers; the ability of the Company to attract and retain customers; changes in the costs of raw materials; the Company’s indebtedness, including the amount thereof and capital availability and cost; the cost and outcome of any claims, legal proceedings or investigations; the failure or breach of information technology systems; severe weather conditions and natural disasters and any resultant disruptions on the supply or production of goods or services or customer demands; acts of war and/or terrorism, as well as the impact of actions taken by governments as a result of further acts or threats of terrorism; and the timing and occurrence (or non-occurrence) of other events or circumstances that may be beyond the Company’s control.
Additional factors are discussed under the captions “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s filings with the Securities and Exchange Commission, including in the Company’s Current Report on Form 8-K filed on October 31, 2019. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect the Company. It should be remembered that the price of the ordinary shares and any income from them can go down as well as up. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise, except as may be required by law.
In addition, this press release includes a description of the Company’s intention to restructure its global technical center footprint and reduce salaried and contract staff. These actions are subject to consultation with employee works councils and other employee representatives.
About Delphi Technologies
Delphi Technologies is a global provider of propulsion technologies that make vehicles drive cleaner, better and further. It offers pioneering solutions for internal combustion engine, hybrid and electric passenger cars and commercial vehicles. Delphi Technologies builds on its Original Equipment expertise to provide leading service solutions for the aftermarket. Headquartered in London (UK), the company operates technical centers, manufacturing sites, customer support service centers in 24 countries and employs more than 21,000 people around the world. Visit www.delphi.com to learn more.

Investor Relations contact:
Sherief Bakr
sherief.bakr@delphi.com
+44 203 057 4241

Corporate:
Anna Mitchell (Global/UK)
anna.mitchell@delphi.com
+44 7919 293 056

Kristen Kinley (Global/Americas)
kristen.kinley@delphi.com
+1 248 535 3930

# # #

DELPHI TECHNOLOGIES PLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(in millions, except per share amounts)
Net sales	$1,033	$1,159	$3,305	$3,687
Operating expenses:
Cost of sales	883	965	2,821	3,002
Selling, general and administrative	89	105	296	307
Amortization	3	3	11	9
Restructuring	13	5	21	28
Total operating expenses	988	1,078	3,149	3,346
Operating income	45	81	156	341
Interest expense	(16)	(20)	(52)	(59)
Other income (expense), net	8	(6)	4	4
Income before income taxes and equity income	37	55	108	286
Income tax expense	(21)	(12)	(43)	(54)
Income before equity income	16	43	65	232
Equity income, net of tax	1	—	2	6
Net income	17	43	67	238
Net income attributable to noncontrolling interest	3	4	10	15
Net income attributable to Delphi Technologies	$14	$39	$57	$223

Net income per share attributable to Delphi Technologies:
Basic	$0.16	$0.44	$0.65	$2.51
Diluted	$0.16	$0.44	$0.65	$2.51
Weighted average ordinary shares outstanding:
Basic	86.90	88.74	87.70	88.74
Diluted	86.91	88.97	87.85	88.98

Cash dividends declared per share	$—	$0.17	$—	$0.51

DELPHI TECHNOLOGIES PLC
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2019	December 31, 2018
	(Unaudited)
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$104	$359
Restricted cash	1	1
Accounts receivable, net	842	878
Inventories, net	518	521
Other current assets	192	172
Total current assets	1,657	1,931
Long-term assets:
Property, net	1,481	1,445
Investments in affiliates	40	44
Intangible assets, net	57	69
Goodwill	6	7
Deferred income taxes	252	280
Other long-term assets (1)	265	117
Total long-term assets	2,101	1,962
Total assets	$3,758	$3,893
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$43	$43
Accounts payable	728	906
Accrued liabilities (1)	460	428
Total current liabilities	1,231	1,377
Long-term liabilities:
Long-term debt	1,465	1,488
Pension and other postretirement benefit obligations	383	467
Other long-term liabilities (1)	187	123
Total long-term liabilities	2,035	2,078
Total liabilities	3,266	3,455
Total Delphi Technologies shareholders’ equity	359	292
Noncontrolling interest	133	146
Total shareholders’ equity	492	438
Total liabilities and shareholders’ equity	$3,758	$3,893

(1) The Company adopted Accounting Standards Update 2016-2, Leases (Topic 842), in the first quarter of 2019 using the optional modified retrospective transition method and did not recast the comparative periods. As of September 30, 2019, operating lease assets of $111 million are included in other long-term assets. Additionally, operating lease liabilities of $113 million were recorded as of September 30, 2019, of which $20 million is included in accrued liabilities and $93 million is included in other long-term liabilities.

DELPHI TECHNOLOGIES PLC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
	2019	2018
	(in millions)
Cash flows from operating activities:
Net income	$67	$238
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	167	148
Restructuring expense, net of cash paid	(8)	(23)
Deferred income taxes	11	6
Pension and other postretirement benefit expenses	16	33
Income from equity method investments, net of dividends received	(2)	(6)
Other, net	14	14
Changes in operating assets and liabilities:
Accounts receivable, net	36	92
Inventories	3	(57)
Accounts payable	(93)	(88)
Other, net	(26)	(30)
Pension contributions	(35)	(34)
Net cash provided by operating activities	150	293
Cash flows from investing activities:
Capital expenditures	(322)	(185)
Proceeds from sale of property	5	2
Proceeds from insurance settlement claims	—	1
Cost of technology investments	—	(7)
Settlement of undesignated derivatives	(1)	(2)
Net cash used in investing activities	(318)	(191)
Cash flows from financing activities:
Net proceeds (repayments) under other short-term debt agreements	3	(2)
Repayments under long-term debt agreements	(28)	(14)
Dividend payments of consolidated affiliates to minority shareholders	(11)	(12)
Repurchase of ordinary shares	(44)	(9)
Distribution of cash dividends	—	(45)
Taxes withheld and paid on employees’ restricted share awards	(2)	(5)
Net cash used in financing activities	(82)	(87)
Effect of exchange rate fluctuations on cash, cash equivalents and restricted cash	(5)	(12)
(Decrease) increase in cash, cash equivalents and restricted cash	(255)	3
Cash, cash equivalents and restricted cash at beginning of period	360	339
Cash, cash equivalents and restricted cash at end of period	$105	$342

DELPHI TECHNOLOGIES PLC
FOOTNOTES
(Unaudited)

1. Segment Summary

	Three Months Ended September 30,			Nine Months Ended September 30,
	2019	2018	%	2019	2018	%
	(in millions)			(in millions)
Net Sales
Powertrain Systems	$888	$1,017	(13)%	$2,879	$3,256	(12)%
Aftermarket	214	217	(1)%	621	649	(4)%
Eliminations and Other (1)	(69)	(75)		(195)	(218)
Net Sales	$1,033	$1,159		$3,305	$3,687

Adjusted Operating Income
Powertrain Systems	$49	$92	(47)%	$189	$368	(49)%
Aftermarket	22	16	38%	50	55	(9)%
Adjusted Operating Income	$71	$108		$239	$423

(1) Eliminations and Other includes the elimination of inter-segment transactions.

2. Weighted Average Number of Diluted Shares Outstanding
The following table illustrates the weighted average shares outstanding used in calculating basic and diluted net income per share attributable to Delphi Technologies for the three and nine months ended September 30, 2019 and 2018:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(in millions, except per share data)
Weighted average ordinary shares outstanding, basic	86.90	88.74	87.70	88.74
Dilutive shares related to RSUs	0.01	0.23	0.15	0.24
Weighted average ordinary shares outstanding, including dilutive shares	86.91	88.97	87.85	88.98
Net income per share attributable to Delphi Technologies:
Basic	$0.16	$0.44	$0.65	$2.51
Diluted	$0.16	$0.44	$0.65	$2.51

DELPHI TECHNOLOGIES PLC
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)

In this press release the Company has provided information regarding certain non-GAAP financial measures, including “Adjusted Operating Income,” “Adjusted Net Income” and “Adjusted Net Income per Share.” Such non-GAAP financial measures are reconciled to their closest U.S. GAAP financial measure in the following schedules.

Adjusted Operating Income: Adjusted Operating Income is presented as a supplemental measure of the Company’s financial performance which management believes is useful to investors in assessing the Company’s ongoing financial performance that, when reconciled to the corresponding U.S. GAAP measure, provides improved comparability between periods through the exclusion of certain items that management believes are not indicative of the Company’s core operating performance and which may obscure underlying business results and trends. Management utilizes Adjusted Operating Income in its financial decision making process, to evaluate performance of the Company and for internal reporting, planning and forecasting purposes. Management also utilizes Adjusted Operating Income as the key performance measure of segment income or loss and for planning and forecasting purposes to allocate resources to the Company’s segments, as management also believes this measure is most reflective of the operational profitability or loss of the operating segments. Adjusted Operating Income is defined as net income before interest expense, other (income) expense, net, income tax expense, equity income, net of tax, restructuring, separation costs, asset impairments and pension charges. Not all companies use identical calculations of Adjusted Operating Income, therefore this presentation may not be comparable to other similarly titled measures of other companies. The Company’s 2019 outlook was determined using a consistent manner and methodology.

Consolidated Adjusted Operating Income
	Three Months Ended September 30,				Nine Months Ended September 30,
	2019		2018		2019		2018
	($ in millions)
	$	Margin	$	Margin	$	Margin	$	Margin
Net income attributable to Delphi Technologies	$14		$39		$57		$223
Net income attributable to noncontrolling interest	3		4		10		15
Net income	17		43		67		238
Equity income, net of tax	(1)		—		(2)		(6)
Income tax expense	21		12		43		54
Other (income) expense, net	(8)		6		(4)		(4)
Interest expense	16		20		52		59
Operating income	45	4.4%	81	7.0%	156	4.7%	341	9.2%
Restructuring	13		5		21		28
Separation costs (1)	10		22		41		53
Asset impairments	1		—		9		1
Pension charges (2)	2		—		12		—
Adjusted operating income	$71	6.9%	$108	9.3%	$239	7.2%	$423	11.5%

(1) Separation costs include one-time incremental expenses associated with becoming a stand-alone publicly-traded company.
(2) Pension charges include additional contributions to defined contribution plans, other payments to impacted employees and other related expenses resulting from the freeze of future accruals for nearly all U.K. defined benefit pension plans.

Segment Adjusted Operating Income
(in millions)
Three Months Ended September 30, 2019	Powertrain Systems	Aftermarket	Eliminations and Other	Total
Operating income	$26	$19	$—	$45
Restructuring	12	1	—	13
Separation costs (1)	8	2	—	10
Asset impairments	1	—	—	1
Pension charges (2)	2	—	—	2
Adjusted operating income	$49	$22	$—	$71

Depreciation and amortization (3)	$52	$2	$—	$54

Three Months Ended September 30, 2018	Powertrain Systems	Aftermarket	Eliminations and Other	Total
Operating income	$66	$15	$—	$81
Restructuring	9	(4)	—	5
Separation costs (1)	17	5	—	22
Adjusted operating income	$92	$16	$—	$108

Depreciation and amortization (3)	$46	$1	$—	$47

Nine Months Ended September 30, 2019	Powertrain Systems	Aftermarket	Eliminations and Other	Total
Operating income	$116	$40	$—	$156
Restructuring	19	2	—	21
Separation costs (1)	35	6	—	41
Asset impairments	8	1	—	9
Pension charges (2)	11	1	—	12
Adjusted operating income	$189	$50	$—	$239

Depreciation and amortization (3)	$159	$5	$—	$164

Nine Months Ended September 30, 2018	Powertrain Systems	Aftermarket	Eliminations and Other	Total
Operating income	$294	$47	$—	$341
Restructuring	31	(3)	—	28
Separation costs (1)	42	11	—	53
Asset impairments	1	—	—	1
Adjusted operating income	$368	$55	$—	$423

Depreciation and amortization (3)	$142	$3	$—	$145

(1) Separation costs include one-time incremental expenses associated with becoming a stand-alone publicly-traded company.
(2) Pension charges include additional contributions to defined contribution plans, other payments to impacted employees and other related expenses resulting from the freeze of future accruals for nearly all U.K. defined benefit pension plans.

(3) Includes asset impairments.

Adjusted Net Income and Adjusted Net Income per Share: Adjusted Net Income and Adjusted Net Income per Share, which are non-GAAP measures, are presented as supplemental measures of the Company’s financial performance which management believes are useful to investors in assessing the Company’s ongoing financial performance that, when reconciled to the corresponding U.S. GAAP measure, provide improved comparability between periods through the exclusion of certain items that management believes are not indicative of the Company’s core operating performance and which may obscure underlying business results and trends. Management utilizes Adjusted Net Income and Adjusted Net Income per Share in its financial decision making process, to evaluate performance of the Company and for internal reporting, planning and forecasting purposes. Adjusted Net Income is defined as net income attributable to Delphi Technologies before restructuring and other special items, including the tax impact thereon. Adjusted Net Income per Share is defined as Adjusted Net Income divided by the weighted average number of diluted shares outstanding for the period. Not all companies use identical calculations of Adjusted Net Income and Adjusted Net Income per Share, therefore this presentation may not be comparable to other similarly titled measures of other companies. The Company’s 2019 outlook was determined using a consistent manner and methodology.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(in millions, except per share amounts)
Net income attributable to Delphi Technologies	$14	$39	$57	$223
Adjusting items:
Restructuring	13	5	21	28
Separation costs (1)	10	22	41	53
Asset impairments	1	—	9	1
Pension charges (2)	2	—	27	—
Tax adjustments (3)	9	(2)	4	(10)
Adjusted net income attributable to Delphi Technologies	$49	$64	$159	$295

Weighted average number of diluted shares outstanding	86.91	88.97	87.85	88.98
Diluted net income per share attributable to Delphi Technologies	$0.16	$0.44	$0.65	$2.51
Adjusted net income per share	$0.56	$0.72	$1.81	$3.32

(1)	Separation costs include one-time incremental expenses associated with becoming a stand-alone publicly-traded company.
(2)
Pension charges include a one-time plan curtailment charge, additional contributions to defined contribution plans, other payments to impacted employees and other related expenses resulting from the freeze of future accruals for nearly all U.K. defined benefit pension plans.

(3)
Represents an adjustment to income tax expense related to the tax impact of a one-time intercompany transaction, changes in tax law recognized at the date of enactment, adjustments to provisional amounts recorded in 2017 related to the U.S. Tax Cuts and Jobs Act and the income tax impacts of the adjustments made for restructuring and other special items by calculating the anticipated income tax impact of these items using the appropriate tax rate for the jurisdiction where the charges were incurred.